Exhibit 99

Contact:

For Augme Technologies, Inc.

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Ed Harrison
Lippert/Heilshorn & Associates, Inc.	fama PR
(212) 838-3777	(617) 986-5003
sprince@lhai.com or ir@augme.com	ed@famapr.com

Augme Technologies Expects to Report Record Third Quarter Revenue of More Than $4.4 Million

Company continues to generate strong customer demand with

AD LIFETM v4.3 mobile marketing SaaS platform

NEW YORK — December 6, 2011 — Augme Technologies, Inc. (OTCBB: AUGT), (“Augme®”) (“the Company”) a technology and services leader in interactive media marketing that offers the only patented and innovative end-to-end mobile marketing platform, today announced that the Company expects to report revenue exceeding $4.4 million for the third fiscal quarter of FY2012, which ended November 30, 2011. This represents an increase of approximately 416% relative to sales of $853,169 in the quarter ended November 30, 2010.

The $4.4 million revenue guidance for the most recent quarter is based on a preliminary review of results and anticipates a sequential revenue increase of more than 240% when compared with reported revenue of $1,287,122 in the second quarter of FY2012, which period ended August 31, 2011. Deferred revenue, which is recognized over the period of contract performance was approximately $1.3 million at November 30, 2011. The Company currently has over $8.0 million of executed contracts that it expects to recognize over the next twelve months including the current deferred revenue of $1.3 million.  Over $11.9 million of future billings in aggregate under our agreements have not been invoiced and, accordingly, are not recorded in deferred revenue. We expect that the amount of unbilled contract revenue may change quarterly and from year-to-year for several reasons, including the specific timing and duration of customer agreements, varying billing cycles of agreements, the specific timing of customer renewals, the timing of when unbilled contract revenue is to be recognized as revenue, and changes in customer financial arrangements.

“Our record third quarter revenue of more than $4.4 million represented the achievement of a major milestone for Augme as the Company continues to pursue critical mass and positive cash flow breakeven from operations,” stated Paul Arena, Chief Executive Officer of Augme Technologies, Inc.  “We are confident in our business outlook and believe we can accelerate the achievement of our long-term objectives.  New order bookings remain strong and we received over $5.3 million of new contracts during the recently ended third FY2012 quarter.  While we continue to take a very measured and conservative approach in forecasting future growth rates, we expect to begin providing revenue guidance on a quarterly basis when we report our financial results for the fiscal year ending February 29, 2012.”

Business Outlook

The Company is adjusting its revenue guidance for the current fiscal year (FY2012) to $13 million-plus and believes it can achieve positive cash flow during the course of FY2013.  The Company expects quarter-over-quarter sequential revenue growth to continue and, based on the recently completed third quarter revenue of at least $4.4 million, the Company’s current annualized revenue run-rate exceeds $17 million.

The Company’s management also remains confident in Augme’s ability to monetize its intellectual property portfolio through litigation and licensing activities and expects to grow its software-as-a-service (“SaaS”) business with enterprise partners that have the ability to rapidly scale revenue growth.

The Company intends to discuss in greater detail a number of business metrics during its third quarter earnings conference call in mid-January 2012.

Intellectual Property Portfolio

Augme’s solutions are supported by its intellectual property portfolio, which currently includes seven issued patents and eighteen pending patent applications with the United States Patent & Trademark Office (“USPTO”). The patents contain a broad range of claims covering the Company’s proprietary technologies and products that involve mobile and Internet marketing technology, including content targeting, device detection, and advanced analytics systems. Augme also owns six trademarks that protect the names of its products and identity in the marketplace.

Litigation Update

Tacoda, Inc. In 2007, Augme filed a lawsuit against Tacoda, Inc. in the U.S. District Court for the Southern District of New York, seeking damages for alleged infringement of Augme-owned U.S. Patent Nos. 6,594,691 (“Method and System for Adding Function to a Web Page”) and 7,269,636 (“Method and Code Module for Adding Function to a Web Page”).  On September 6, 2011, Judge McMahon issued a Supplemental Claims Construction ruling that is believed to be favorable to the Company with respect to certain claim interpretations. On November 14, 2011,

Hon. Colleen McMahon, District Judge for the U.S. District Court for the Southern District of New York, issued an order granting in part and denying in part Defendants AOL’s and Tacoda’s motion for a summary judgment of non-infringement.

Augme had asserted that AOL/Tacoda had infringed its patented targeted advertising technology on two distinct grounds. The Court held that Augme could not prevail on one of the asserted grounds under the Court’s claim construction ruling.  The Court withheld ruling on the other ground and requested that Augme provide further briefing to establish that the Data Agent combined with Data Tag employed in Defendants’ advertising network operates in essentially the same manner as claimed within the patents asserted by Augme.  Augme filed an Opposition Brief on December 5, 2011 asserting that infringement exists under the Doctrine of Equivalents. If the Court agrees with Augme’s position, the case will proceed to trial.

AOL, LLC; Time Warner, Inc.; and Platform-A, Inc.  On September 10, 2008, the Company filed a complaint against AOL, LLC in the U.S. District Court for the Central District of California, seeking damages for alleged infringement of its trademark BOOMBOX RADIO.  On January 21, 2009, the Company filed a First Amended Complaint against AOL, LLC; Time Warner, Inc.; and Platform-A, Inc., for trademark infringement relating to the mark BOOMBOX RADIO, and infringement of the Company’s U.S. Patent Nos. 6,594,691 and 7,269,636.  Pursuant to a court order dated April 14, 2009, the case was transferred to the U.S. District Court, Southern District of New York.  This case has been stayed pending the outcome of Augme’s case against AOL and Tacoda.

Yahoo! Inc.  On November 16, 2009, Augme filed a complaint against Yahoo! Inc. seeking damages for alleged infringement relating to its U.S. Patent Nos. 6,594,691 and 7,269,636.  The matter is currently pending in the United States District Court for the Northern District of California, Case No. C-09-5386 EDL.  The remedies available to Augme, if successful, include an injunction prohibiting any infringing acts, an appropriate award of damages adequate to compensate the Company for the infringement, and potential attorneys’ fees and costs of the action.

On November 12, 2010, Yahoo! filed a motion for summary judgment with the United States District Court for the Northern District of California.  On December 3, 2010, an order was issued by Magistrate Judge Joseph C. Spero denying the Yahoo! motion without prejudice.  On December 3, 2010, Yahoo! filed a Notice of Motion and Motion for Leave to File Amended Answer with Additional Counterclaims seeking damages for costs of defense and willful infringement, and to join World Talk Radio, LLC as a Counterclaim Defendant.  Augme believes that there is no merit with respect to these counterclaims and will continue to vigorously pursue the prosecution of the claims related to Yahoo!’s infringement against the Company’s patents.  On August 11, 2011, a Markman hearing was held at the United States District Court for the Northern District of California with Magistrate Judge Joseph C. Spero.  On September 13, 2011, Judge Spero issued a Claims Construction Order that is believed to be favorable to the Company with respect to certain claim interpretations.

On November 30, 2011, the United States Patent and Trademark Office’s (“USPTO”) announced its decision to grant Yahoo Inc.’s request for reexamination on the Company’s U.S. Patent No. 7,269,636.  It is believed that Augme has strong evidence supporting the patentability of the claims of its patent and that the outcome of this reexamination proceeding will only further enhance the strength of the patent.

The Company has filed two Inter Partes Reexamination Requests with assignments to the Central Reexamination Unit of the USPTO for the Yahoo! U.S. Patent Nos. 7,640,320 and 7,512,622 that Yahoo! has asserted in its counterclaim against Augme.  Both requests for reexamination have been accepted and assigned filing dates and control numbers by the USPTO.  The Notices were mailed on November 7, 2011 and November 14, 2011 but were assigned sequential Control Nos. 95/001,794 and 95/011,795.  Both requests received a filing date of October 26, 2011.  Decisions on the requests must be mailed by the USPTO Central Reexamination Unit by January 26, 2012. This case remains pending.

Pandora Media, Inc.  On April 29, 2011, Augme filed a complaint against Pandora Media, Inc. in the U.S. District Court, District of Delaware, seeking damages relating to the alleged infringement of Augme’s U.S. Patent No. 7,831,690 (“Appliance Metaphor For Adding Media Function To A Web Page”).  Pandora answered on June 22, 2011.  On November 22, 2011 Pandora announced Quarterly revenue of $75 million has grown 99% year-over-year, Quarterly total listener hours of 2.1 billion grew 104% year-over-year, and its 66% share of U.S. Internet radio grew from 53% from last year and its’ 4.3% share of total U.S. radio listening grew from 2.1% in 3Q11. Pandora also announced that the company raises fiscal 2012 revenue and profitability guidance. Augme’s experts have begun to quantify royalty and estimated damages related to Pandora’s infringement of Augme’s ‘690 patent.  Discovery has begun, and the Company intends to vigorously prosecute this action.

Gannett Co., Inc.; Lucidmedia Networks, Inc.; and AOL, Inc.  On April 29, 2011, Augme filed a complaint against Gannett Co., Inc.; Lucidmedia Networks, Inc.; and AOL, Inc. in the U.S. District Court for the Eastern District of Virginia, seeking damages relating to the alleged infringement of the Company’s U.S. Patent Nos. 7,783,721 (“Method and Code Module For Adding Function to a Web Page”) and 7,831,690 (see above).  On July 26, 2011, the case was moved to the U.S. District Court for the Southern District of New York.  This case remains pending.

On June 24, 2011, Lucidmedia Networks, Inc. filed a counterclaim suit against Augme in the U.S. District Court for the Eastern District of Virginia.  The Company intends to vigorously contest the merit of these counterclaims and will continue to pursue the prosecution of infringement against Lucidmedia Networks, Inc. on the Company’s patent claims.  This case will be tried separately from the Gannett Co., Inc.; Lucidmedia Networks, Inc.; and AOL, Inc case described above.  A mediation conference is scheduled for January 23, 2012.

About Augme Technologies, Inc.

Augme Technologies, Inc. (OTC.BB: AUGT - News) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Its platforms, including AD LIFE™, have provided measurable successes across an industry-leading 130,000+ campaigns for such clients as Macy’s, MillerCoors, Nestle, KFC, and Clear Channel. Augme’s offerings allow marketers, brands, and agencies to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s platforms facilitate consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE™ solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business-to-consumer solutions, including national mobile couponing campaigns, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE™, Augme acquired the assets of Hipcricket, Inc. and Jagtag, Inc. and licenses the digital broadcast platform BOOMBOX®. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, Chicago, Tucson and London. For more information, visit www.augme.com .

Augme Technologies, Inc.™, Augme™, AD LIFE™, BOOMBOX®, AD SERVE™ and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-11.

Forward-Looking Statements

This release includes forward-looking statements. All statements regarding our expected future financial position, including management’s revenue guidance, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 28, 2011 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

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